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(MDI TECHNOLOGIES LOGO)

                                                RE:   MDI TECHNOLOGIES
                                                      940 WEST PORT PLAZA DRIVE
                                                      SUITE 100
                                                      ST. LOUIS, MISSOURI 63146

FOR FURTHER INFORMATION:

AT THE COMPANY:            IN CANADA:                AT FINANCIAL RELATIONS BOARD:
Todd Spence                Zak Dingsdale             Diane Hettwer
President & CEO            Tangent Management        Financial Relations Board
314-439-6400               604-642-0115              312-640-6760
tas@mditech.com            zdingsdale@telus.net      dhettwer@financialrelationsboard.com


FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 25, 2005

                   MDI TECHNOLOGIES REPORTS PROFITABLE QUARTER
                              AND YEAR-END RESULTS

o        Fourth quarter EPS of $0.02 vs. $0.02 in Q4 2003

o        Full year EPS of $0.12 (fully taxed) vs. $0.22 (non-taxed) in 2003

o        Growth in recurring revenues exceeds 23% for 2004

o        Company now serves over 1,600 facilities

o        Continued profit growth expected for 2005

o        Board of Directors declares cash dividend

ST. LOUIS, MO, JANUARY 25, 2005--MDI TECHNOLOGIES (OTC BB: MDTI, TSX:
MDD.U), a leading provider of clinical and accounting software and support to the long-term healthcare industry, today reported results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter of $2.4 million were comparable to revenues in the prior year period. For the fiscal year ended December 31, 2004, revenues increased by 13% to $9.8 million, from 2003 revenues of $8.7 million. For the year, approximately 28 percent of total revenues originated from MDIConnect, an ASP-based license rental product. In contrast to license sales which are recognized in full, rental fees are recognized over the term of the contract. Both license sales and rentals are accompanied by recurring monthly support fees. Growth in recurring revenue for 2004 resulted mainly from an increasing base of ASP customers and the acquisition of accounts from Horizon Healthcare Technologies that began in October 2003.

Net Income for the fourth quarter 2004 was $247,087, or $0.02 per fully diluted share, compared with $310,651, or $0.02, for the prior year's quarter. For the fiscal year, the

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Company reported net income of $1.5 million, or $0.12 per fully diluted share, compared with $2.6 million, or $0.22 per share in 2003. The 2004 net income included provision for income taxes of $1.04 million, compared with a tax benefit of $99,800 in 2003, as the company became fully taxed. This resulted in a swing of approximately $0.10 in earnings per share.

During 2004, MDI incurred additional operating expenses related to the Horizon acquisition. The cost of supporting the Horizon legacy system and the integration cost of converting the client base to MDI was fully expensed in 2004. The obligation to provide continued support to the Horizon system ended September 30, 2004. The Horizon staff associated with the acquisition have been redeployed to the MDI software programming and customer service teams, respectively.

The Company also reported in 2004 an increase in legal and accounting services, the majority of which related to a copyright infringement case initiated by the company against a former client. Management anticipates that this matter will be settled in the first quarter of 2005 and expects to recoup the majority of the costs incurred in this matter under a proposed settlement agreement.

The Company is continuing to expand its market share of long-term care facilities under contract, which numbered approximately 1,600 at year-end. Approximately 400 customers, or 25% of the MDI client base, utilize MDIConnect. During the fourth quarter, MDI booked approximately 70 contracts representing over $1 million in new software sales. Of that, approximately $300,000 is rental based and will be recognized over the life of the contract. Each of these contracts also have support fees and, where applicable, ASP hosting fees which shall be recognized and reported on a monthly basis.

Balance Sheet

Cash and short-term investments totaled $1.9 million at December 31, 2004, unchanged from the period ended December 31, 2003. Days sales outstanding (DSO) ended at 32 days compared with 31 days in 2003. The company is debt free other than current liabilities.

New Dividend Declared

On January 24, 2005, the board of directors declared a cash dividend of $0.05 cents per share payable February 23, 2005, to shareholders of record on February 7, 2005.

Outlook

"Our model continues to perform according to plan," said Todd Spence, President and CEO. "Our focus remains on growth in recurring revenues, which increased 23% year over year and are up 125% since 2001. We estimate recurring revenues will exceed $7,000,000 in fiscal year 2005. This is the key to creating a scalable business model. Certain metrics such as cost of goods sold and customer support cost should continue to fall as a percentage of total revenues due to the recurring revenue stream," Spence continued.


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Spence concluded, "MDI has a significant opportunity to accelerate revenues through organic growth, customer acquisition and industry consolidation. For the coming year, we aim to increase overall revenues by 7% to 10%, and net income by more than 20%. New products developed by MDI will further support these efforts. Our new wireless e-Charting system, designed to take technology to the bedside, should provide marketing opportunities for both existing and new clients. This product has been designed to integrate fully with other MDI products including our Touchtime Timeclock and SchedulePro staffing module thus creating even more selling opportunities."

Conference Call

MDI Technologies will host a conference call at 2:00pm Eastern Time on Wednesday, January 26, 2005 to discuss the fourth quarter and annual results. To participate on the call, please dial 1-800-366-3908 or 303-262- 2131 prior to the start time. A replay will be available for seven days following the live call. It can be accessed by dialing 1-800-405-2236 or 303-590-3000 and entering passcode #11019579.

About MDI Technologies, Inc.

MDI Technologies, Inc. is a leading provider of clinical and accounting software and support to the U. S. long-term healthcare industry. The company offers a modular suite of software products consisting of fully integrated clinical care and accounting modules, which is designed to allow a long-term care provider the ability to monitor and assess the medical condition of each of its residents, while maintaining accurate record keeping and compliance with government and other regulatory agencies.

Forward Looking Statements

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the Company's Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and other filings with the Securities and Exchange Commission.


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                      MDI TECHNOLOGIES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                  For the three months ended           For the twelve months ended
                                         December 31,                         December 31,
                                    2004             2003               2004              2003
                                ------------      ------------      ------------      ------------
Revenues
ASP and Support Revenues        $  1,593,745      $  1,478,522      $  6,484,101      $  5,289,611
License Fees                         752,685           908,438         2,975,936         3,062,180
Training                             104,691           110,739           362,756           343,351
                                ------------      ------------      ------------      ------------
                                   2,451,121         2,497,699         9,822,793         8,695,142

Operating Expenses
Operations and Tech Support          695,380           672,338         2,290,618         1,966,650
Sales and Marketing                  513,214           516,765         1,769,732         1,723,408
Engineering                          195,571           225,182           722,009           655,102
General and Administrative           627,237           619,772         2,541,703         1,825,232
                                ------------      ------------      ------------      ------------
                                   2,031,402         2,034,057         7,324,062         6,170,392

Operating Income                     419,719           463,642         2,498,731         2,524,750

Other Income (Expense)
Miscellaneous                              0                 0             3,381                 0
Interest Income                        8,554             3,146            22,821             7,618
Interest Expense                        (197)           (1,343)           (2,525)           (7,027)
                                ------------      ------------      ------------      ------------
    Total                              8,357             1,803            23,677               591

Income Before Taxes                  428,076           465,445         2,522,408         2,525,341
(Tax Provision) Benefit             (180,989)         (154,794)       (1,036,128)           98,800
                                ------------      ------------      ------------      ------------
Net Income                      $    247,087      $    310,651      $  1,486,280      $  2,624,141
                                ============      ============      ============      ============

EPS - Basic                     $       0.02      $       0.03      $       0.13      $       0.23
EPS - Diluted                   $       0.02      $       0.02      $       0.12      $       0.22

Weighted avg shares:
  Basic                           11,198,562        11,600,000        11,377,797        11,618,501
  Diluted                         11,769,649        11,990,000        11,985,533        11,985,117






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                      MDI TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                    Dec. 31,          Dec. 31,
                                                      2004             2003
                                                   -----------      -----------
ASSETS
Current Assets
Cash                                               $ 1,963,272      $ 1,988,816
Restricted cash                                              0          250,189
Accounts receivable - net                              816,826          933,668
Other current assets                                   179,021          100,093
Prepaid income taxes                                         0          228,700
                                                   -----------      -----------
  Total Current Assets                               2,959,119        3,501,466

Property and Equipment, net                            561,136          500,254
Intangibles, net                                       654,600          736,265
Other Assets                                           685,668          333,110
                                                   -----------      -----------

  Total Assets                                     $ 4,860,523      $ 5,071,095
                                                   ===========      ===========

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt                  $        --      $    92,501
Accounts payable and accrued expenses                  562,018          612,280
Deferred revenue                                       312,680          631,741
Contingent acquisition liability                             0          101,148
                                                   -----------      -----------
  Total Current Liabilities                            874,698        1,437,670

Deferred tax liability                                  25,428           83,000
Deferred compensation liability                         84,677           80,807
Stockholders'  Equity                                3,875,720        3,469,618
                                                   -----------      -----------

  Total Liabilities and Equity                     $ 4,860,523      $ 5,071,095
                                                   ===========      ===========


CASH FLOW SUMMARY                                     12/31/04         12/31/03
                                                   -----------      -----------
Net Income                                         $ 1,486,280      $ 2,624,141
  Other operating adjustments
    Deferred taxes                                     (57,572)         (98,800)
    Other (AR, AP, Dep'n, Amort)                       496,121         (114,778)
                                                   -----------      -----------
Cash Provided by Operations                          1,924,829        2,410,563

Equipment purchases                                   (323,982)        (156,838)
Capitalized software costs                            (249,706)        (277,598)
Horizon payments                                      (204,000)        (114,000)
                                                   -----------      -----------
Cash Used in Investing Activities                     (777,688)        (548,436)

Proceeds from long-term debt                                 0          180,500
Payments on long-term debt                             (92,501)         (99,356)
Repurchase of Shares                                (1,214,082)        (446,953)
Options/warrants exercised                             133,898          287,839
                                                   -----------      -----------
Cash Used in Financing Activities                   (1,172,685)         (77,970)
                                                   -----------      -----------

Increase (Decrease) in cash                            (25,544)       1,784,157
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